PRESS RELEASE

FOR IMMEDIATE RELEASE

Capital Gold Corporation Announces Addition to Board

New Drilling Scheduled at its Saric Properties; Provides update at El Chanate

NEW YORK, October 28, 2009 – Capital Gold Corporation (TSX: CGC; OTC Bulletin Board: CGLD) today announced certain changes to its Board of Directors.  CEO and Chairman Gifford Dieterle, on behalf of the Board of Directors, is pleased to announce the appointment of Stephen M. Cooper as an independent director of the Company.

Dr. Cooper has over 20 years experience in the mining and petroleum industries. He brings strong technology experience to Capital Gold having previously held the CIO position at a leading energy information organization. Dr. Cooper is currently President of EnergyIQ, a start-up company providing information solutions to the energy industry.  Dr. Cooper has a Ph.D. in Mining and a bachelor’s degree in Mining Engineering, both from Nottingham University.

“This appointment is another important milestone for the Company,” John Brownlie, Capital Gold’s President and COO said. “Steve will play an important role continuing to develop the growth strategy of Capital Gold, not only with his mining qualifications, but also as a seasoned business professional.”

Brownlie also provided an update on the exploration at the Company’s Saric properties.  “We have completed the latest drill campaign of 23 reverse circulation holes, totaling 2,052 meters.  This brings the total number of holes drilled to date to 55,” he said.  “After reviewing the preliminary data with SRK Consulting of Lakewood, Colorado, we have commenced a second phase of the current drill campaign, consisting of an additional 18 reverse circulation holes for a total of 1,560 meters. These additional holes will target extensions to the mineralized structure by stepping out on a 60 meter grid from the current drilling.”

At the El Chanate mine, in preparation for additional growth, the Company has more than doubled its water allocation by securing an additional 600,000 m3 per annum of water rights.  This is in addition to the 575,000 m3 per annum currently owned. “While we have sufficient water for our current and near term projected requirements, water rights are in short supply in the state of Sonora. Not only do we compete with potential future mining, we also contend with agriculture, urban growth as well as the tourist development industry,” Brownlie said. “Since water rights are transferrable, we will bank the new allocation for future production requirements,” he added.

About Capital Gold
Capital Gold Corporation (CGLD: CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora, Mexico. Capital Gold has also begun exploration of 4,100 hectares of owned and leased concessions near the town of Saric, 60 miles from El Chanate.  Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of production and mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction and expansion; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive government approvals; our ability to maintain low operating costs, the availability of adequate water supplies; mining or processing issues, continued compliance with U.S. and Mexican laws, including environmental laws; fluctuations in gold price and costs and the availability of financing on acceptable terms. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations, is contained in the Company’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact:
Kelly Cody, Manager, Investor Relations
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

Media Inquiries:
Victor Webb/Madlene Olson
Marston Webb International
Tel: (212) 684-6601
Fax: (212) 725-4709
Email: marwebint@cs.com